Exhibit 3.2
MTI TECHNOLOGY CORPORATION

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF DESIGNATION
OF
SERIES A CONVERTIBLE PREFERRED STOCK
(Pursuant to Section 242 of the Delaware General Corporation Law)
          MTI Technology Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:
          I. The name of the corporation is MTI Technology Corporation (the “Corporation”).
          II. The Corporation’s Certificate of Designation of Series A Convertible Preferred Stock (the “Series A Certificate of Designation”), which was filed with the Secretary of State of the State of Delaware on June 17, 2004, is hereby amended as set forth herein.
          III. The amendments to the Series A Certificate of Designation as set forth herein have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and have been consented to in writing by all holders of the Corporation’s Series A Convertible Preferred Stock in accordance with Section 228 of the General Corporation Law of the State of Delaware.
          IV. Section 2(a)(i) of the Series A Certificate of Designation is hereby amended and restated to read in its entirety as follows:
“(i) In the event of any Liquidation (as defined below), the Corporation shall pay the holders of shares of Series A Preferred Stock then outstanding out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof and after any payment shall be made to the holders of any other class or series of stock of the Corporation ranking on liquidation senior to the Series A Preferred Stock (including the Corporation’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”)), an amount per share (the “Series A Liquidation Amount”) equal to subparagraph A or B below, as determined by the vote of a majority of the shares of the Series B Preferred Stock outstanding immediately prior to such Liquidation or, if no such shares are outstanding, then the greater of:
(A)	the sum of (x) the Stated Value plus (y) any accumulated but unpaid dividends (the “Liquidation A Amount”) and (z)

such amount per share as would be payable if each such share (excluding any accumulated but unpaid dividends thereon) (the “A Stated Value Shares”) had been converted into Common Stock pursuant to Section 4 below immediately prior to such Liquidation and participated in distributions to holders of Common Stock in connection with such Liquidation (for purposes of this calculation, after payment of the Liquidation A Amount, the assets available for distribution to the Corporation’s stockholders shall be multiplied by a fraction the numerator of which is the A Stated Value Shares and the denominator of which is the sum of the following: the outstanding Common Stock, the A Stated Value Shares and either the B Stated Value Shares or the B Stated Value Interest Shares (as each are defined in the Series B Certificate of Designation), as applicable based on the choice of the holders of the Series B Preferred Stock) after only the payment to the holders of Series A Preferred Stock of the Liquidation A Amount; or
(B)	the sum of (x) the Stated Value (the “Liquidation B Amount”) plus (y) such amount per share as would be payable if each such share (including any accumulated but unpaid dividends thereon) (the “A Stated Value Interest Shares”) had been converted into Common Stock pursuant to Section 4 below immediately prior to such Liquidation and participated in distributions to holders of Common Stock in connection with such Liquidation (for purposes of this calculation, after payment of the Liquidation B Amount, the assets available for distribution to the Corporation’s stockholders shall be multiplied by a fraction the numerator of which is the A Stated Value Interest Shares and the denominator of which is the sum of the following: the outstanding Common Stock, the A Stated Value Interest Shares and either the B Stated Value Shares or the B Stated Value Interest Shares (as each are defined in the Series B Certificate of Designation), as applicable based on the choice of the holders of the Series B Preferred Stock) after only the payment to the holders of Series A Preferred Stock of the Liquidation B Amount.
(C)	In the event of any dispute with holders of any class of the Company’s stock, or the Company, regarding the calculation of the Series A Liquidation amount, any reasonable interpretation of the above that is agreed to by a majority of the holders of the Series B Preferred Stock shall govern.”

          V. Section 4(a)(i) through Section 4(a)(v) of the Series A Certificate of Designation are hereby amended and restated to read in their entirety as follows:
     (i) The “Conversion Price” initially shall be $2.64645, and such initial Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.
     (ii) In the event of a notice of redemption of any shares of Series A Preferred Stock pursuant to Section 5 or 6 below, the Conversion Rights of the shares of Series A Preferred Stock designated for redemption shall terminate at 5:00 p.m., Pacific time, on the last full day preceding the applicable Redemption Date (as defined below), unless the Redemption Price (as defined below) is not paid or tendered for payment on the Redemption Date, in which case the Conversion Rights for such shares shall continue until such price is paid, or tendered for payment, in full.
     (iii) In the event of a Liquidation, the Conversion Rights shall terminate at 5:00 p.m., Pacific time, on the tenth (10th) business day following the receipt of the notice of the Liquidation by the holders of the Series A Preferred Stock; provided, however, that if such Liquidation is not consummated within ninety (90) days after the mailing of such notice, the Conversion Rights shall be deemed to have not terminated and shall thereafter continue in full force and effect.
     (iv) For the purposes of this Section 4(a), “Redemption Date” shall mean any Call Date (as defined below) or Put Date (as defined below) and “Redemption Price” shall mean, as applicable, the Call Price (as defined below) or the Put Price (as defined below).
          VI. Section 4(d)(ii) of the Series A Certificate of Designation is hereby amended and restated to read in its entirety as follows:
     “(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if the consideration per share (determined pursuant to Section 4(d)(v) below) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock. In addition, no adjustment in the Conversion Price shall be made, or a lesser adjustment than otherwise required may be made, if, prior to such issuance or deemed issuance of Additional Shares of Common Stock, the Corporation receives written notice from the holders of at least a majority of the shares of Series A Preferred Stock then outstanding agreeing that no such adjustment, or a lesser adjustment, shall be made as a result of such issuance or deemed issuance.”

VII. Section 7 of the Series A Certificate of Designation is hereby amended and restated to read in its entirety as follows:
     “7. Preemptive Rights.
     (a) Definitions. For purposes of this Section 7, the following definitions shall apply:
     (i) “Acceptance” means a written notice from a holder of Preferred Stock to the Corporation containing the information specified in Section 7(b)(ii).
     (ii) “Available Unsubscribed Amount” means the difference between the total of all of the Basic Amounts available for purchase by holders of Preferred Stock pursuant to Section 7(b)(i) and the Basic Amounts subscribed for pursuant to Section 7(b)(ii).
     (iii) “Basic Amount” means, with respect to a holder of Preferred Stock, its pro rata portion of the Securities, determined by multiplying the number of Securities by a fraction, the numerator of which is the aggregate number of shares of Common Stock then held by such holder (giving effect to the conversion into Common Stock of all shares of convertible preferred stock and exercise of all warrants (assuming cashless exercise) then held by such holder) and the denominator of which is the total number of shares of Common Stock then outstanding (giving effect to the conversion into Common Stock of all shares of convertible preferred stock or other convertible securities and exercise of all options, warrants (assuming cashless exercise) or other rights to purchase Securities of the Corporation then outstanding).
     (iv) “Offer” means a written notice of any proposed issuance, sale or exchange of Securities containing the information specified in Section 7(b)(i).
     (v) “Preferred Stock” means the Series A Preferred Stock and the Series B Convertible Preferred Stock, par value $0.001 per share, of the Corporation.
     (vi) “Refused Securities” means those Securities as to which an Acceptance has not been given by holders of Preferred Stock pursuant to Section 7(b)(ii).
     (vii) “Securities” means (a) any shares of Common Stock, (b) any other equity securities of the Corporation, including shares of preferred stock, (c) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity securities of the Corporation, or (d) any debt securities convertible into capital stock of the Corporation.
     (viii) “Unsubscribed Amount” means, with respect to a holder of Preferred Stock, any additional portion of the Securities attributable to the Basic Amounts of other holders of Preferred Stock as such holder indicates it will purchase or acquire should the other holders subscribe for less than their Basic Amounts.
     (b) Rights of Investors.
     (i) The Corporation shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any Securities, unless in each such case the Corporation shall have first complied with this Section 7. The Corporation shall deliver to each holder of Preferred Stock an Offer, which shall (a) identify and describe the Securities, (b) describe the price (expressed in either a fixed dollar amount or a definitive formula pursuant to which the only variable is the market price of the Common Stock at or near the time of the proposed issuance, sale or exchange) and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Securities to be issued, sold or exchanged, (c) identify the offerees or purchasers (if known) to which or with which the Securities are to be offered, issued, sold or exchanged, and (d) offer to issue and sell to or exchange with such holder of Preferred Stock (1) such holder’s Basic Amount and (2) such holder’s Unsubscribed Amount.
     (ii) To accept an Offer, in whole or in part, a holder of Preferred Stock must deliver to the Corporation, on or prior to the date fifteen (15) days after the date of delivery of the Offer, an Acceptance indicating the portion of the holder’s Basic Amount that such holder elects to purchase and, if such holder shall elect to purchase all of its Basic Amount, the Unsubscribed Amount (if any) that such holder elects to purchase. If the Basic Amounts subscribed for by all holders of Preferred Stock are less than the total of all of the Basic Amounts available for purchase, then each holder who has set forth an Unsubscribed Amount in its Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Unsubscribed Amount it has subscribed for; provided, however, that if the Unsubscribed Amounts subscribed for exceed the Available Unsubscribed Amount, each holder who has subscribed for any Unsubscribed Amount shall be entitled to purchase only that portion of the Available Unsubscribed Amount as the Unsubscribed Amount subscribed for by such holder bears to the total Unsubscribed Amounts subscribed for by all holders of Preferred Stock, subject to rounding by the Board to the extent it deems reasonably necessary.
     (iii) The Corporation shall have ninety (90) days from the expiration of the period set forth in Section 7(b)(ii) to issue, sell or exchange all or any part of the Refused Securities, but only to the offerees or purchasers described in the Offer (if so described therein) and only upon terms and conditions (including unit prices and interest rates) that are not more favorable, in the aggregate, to the offerees or purchasers than those set forth in the Offer.
     (iv) In the event the Corporation shall propose to sell less than all the Refused Securities, then each holder of Preferred Stock may, at its sole option and in its sole discretion, reduce the number or amount of the Securities specified in its Acceptance to an amount that shall be not less than the number or amount of the Securities that the holder elected to purchase pursuant to Section 7(b)(ii) multiplied by a fraction, (i) the numerator of which shall be the number or amount of Securities the Corporation actually proposes to issue, sell or exchange (including Securities to be issued or sold to holders of Preferred Stock pursuant to Section 7(b)(ii) prior to such reduction) and (ii) the denominator of which shall be the original amount of the Securities. In the event that any holder so elects to reduce the number or amount of Securities specified in its Acceptance, the Corporation may not issue, sell or exchange more than the reduced number or amount of the Securities unless and until such securities have again been offered to the holders of Preferred Stock in accordance with Section 7(b)(ii).
     (v) Upon (a) the closing of the issuance, sale or exchange of all or less than all of the Refused Securities or (b) such other date agreed to by the Corporation and the holders of Series A Preferred Stock who have subscribed for a majority of the Securities subscribed for by the holders of Series A Preferred Stock, such holder or holders shall acquire from the Corporation and the Corporation shall issue to such holder or holders, the number or amount of Securities specified in the Acceptances, as reduced pursuant to Section 7(b)(iv) if any of the holders has so elected, upon the terms and conditions specified in the Offer.
     (vi) The purchase by the holders of Preferred Stock of any Securities is subject in all cases to the preparation, execution and delivery by the Corporation and the holders of Preferred Stock of a purchase agreement relating to such Securities reasonably satisfactory in form and substance to the holders of Preferred Stock and their respective counsel.
     (vii) Securities not acquired by the holders of Preferred Stock in accordance with Section 7(b)(ii) and not sold pursuant to Section 7(b)(iii) may not be issued, sold or exchanged until they are again offered to the holders of Preferred Stock under the procedures specified in this Section 7.
     (c) Excluded Transactions. The rights of the holders of Preferred Stock under this Section 7 shall not apply to:
     (i) any issuance of securities of the Corporation for consideration other than cash, including the issuance of shares (a) as a stock dividend to holders of Common Stock, Series A Preferred Stock or any other Corporation securities, or upon any subdivision or combination of shares of Common Stock, Series A Preferred Stock or any other Corporation securities; (b) upon exercise or conversion of preferred stock, options, warrants or debt securities exercisable or convertible for Common Stock pursuant to their terms; and (c) in connection with a transaction described in Section 3(c)(x) so long as any required consent or vote is first obtained by the Corporation; and

     (ii) any issuance of securities of the Corporation if such issuance is excluded from the definition of “Additional Shares of Common Stock” under clauses (I) through (V) of Section 4(d)(i)(D) above.”
***
     In witness whereof, MTI Technology Corporation has caused this Certificate to be signed this 1st day of November, 2005.

MTI Technology Corporation
By:	/s/ Thomas P. Raimondi, Jr.
Name:	Thomas P. Raimondi, Jr.
Title:	President and Chief Executive Officer